Exhibit 99.1
New Media Announces Solid Third Quarter 2018 Results and Increase in Dividend to $0.38
per Common Share

NEW YORK, N.Y. October 31, 2018 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Summary
•	New Media declares a cash dividend of $0.38 per common share for the third quarter of 2018, an increase of $0.01 per common share from the prior quarter
•	Total revenues of $380.4 million, an increase of 19.9% to prior year on a reported basis, and down 4.8% on an organic same store basis excluding, for comparability, the impact of ASC Topic 606○
•	Digital revenue of $46.6 million, an increase of 31.3% to prior year on a reported basis
•	Operating income of $2.6 million
•	Net loss attributable to New Media of $6.1 million
•	As Adjusted EBITDA of $44.1 million*
•	Free Cash Flow of $31.0 million*
•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $96.2 million at the close of Q3 2018

Third Quarter 2018 & Subsequent Business Highlights
•	Closed the acquisition of a majority interest in Rugged Events Holding, LLC (“Rugged Events”) for $10.4 million on August 15, 2018
•	Closed the acquisition of The Oklahoman in Oklahoma City, OK for $12.5 million on October 1, 2018
•
Hurricane Florence affected several properties in North Carolina, which we estimate resulted in approximately $1 million loss in both revenue and As Adjusted EBTIDA within the third quarter. Subsequent to the quarter, Hurricane Michael also impacted several of our Florida properties.

•
UpCurve, our small and medium business (“SMB”) solutions platform, achieved $25.5 million in revenue for the quarter, a 42.1% increase to the same quarter in the prior year. Excluding the $1.5 million impact of ASC Topic 606, UpCurve revenue growth was up 50.6% compared to prior year.○

•	GateHouse Live and Promotions achieved $11.4 million in revenue, a 68.5% increase to the prior year

Summary of Third Quarter 2018 Results (in millions)

GAAP Reporting	Q3 2018
Revenues	$380.4
Operating income	$2.6
Net income / (loss) attributable to New Media	$(6.1)

Non-GAAP Reporting*	Q3 2018
As Adjusted EBITDA	$44.1
Free Cash Flow	$31.0

*For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.
○The Company adopted the FASB Accounting Standard Update to “Revenue from Contracts with Customers” – ASC Topic 606 regarding revenue recognition (“ASC Topic 606”) on January 1, 2018 using a modified retrospective method. Therefore, past periods will not be adjusted, thus impacting comparability of figures to prior year.

“We had solid performance in the third quarter despite the impact to our southeast properties from Hurricane Florence,” said Michael E. Reed, New Media President and Chief Executive Officer. “Despite the hurricane impact in the quarter, we delivered strong As Adjusted EBITDA and Free Cash Flow growth of 18.9% and 13.6%, respectively. Revenue performed well also, with a small, but important, improvement in same store trend versus the second quarter. We continued to see exceptional growth within our newer business initiatives. The strong performance against our stated strategy led our board to declare an increase to the dividend, bringing our third quarter dividend to $0.38 per share, or $1.52 when annualized. This marks the fifth consecutive year that the dividend has been increased since our inception as a public company.”

“We were particularly pleased with the performance in this quarter from our new business initiatives. UpCurve revenue grew 50.6% to prior year, excluding the impact of ASC 606. Both ThriveHive and UpCurve Cloud saw significant growth of 45.1% and 74.3%, respectively, excluding the impact of ASC 606. GateHouse Live revenue grew 55.0% and Promotions grew 83.3% to the prior year, largely driven by our “Best of the Best” event concept, which exceeded our expectations in a number of markets. Our acquisition of a majority interest in Rugged Events during the quarter has uniquely positioned GateHouse Live as a national media events company that also owns and operates a network of endurance events across the country. We now host over 460 events across 300 markets with 650,000 annual attendees.”

“Subsequent to the quarter, we also closed the acquisition of The Oklahoman, which is based in the capital Oklahoma City and has over 102,000 in daily circulation. We have closed over $156 million in acquisitions during 2018 and over $275 million in acquisitions over the last twelve months. We continue to see opportunities for further investment and remain well positioned to take advantage of them, having ended the quarter with $96.2 million in liquidity.”

“We are optimistic about the fourth quarter and closing the year strong. As most of you know, the fourth quarter is typically our strongest quarter of the year and we expect to see continued great contributions from UpCurve and GateHouse Live, combined with continued tight cost controls. We believe we remain well positioned to create value for our shareholders.”

Third Quarter 2018 Financial Results
New Media recorded total revenues of $380.4 million for the quarter, up 19.9% to the prior year, and down 4.8% on an organic same store basis, excluding the $1.5 million impact of ASC Topic 606. This is a 10bps improvement over our second quarter organic same store revenue performance. Hurricane Florence affected several of our North Carolina locations, which we estimate resulted in approximately $1.0 million loss in both revenue and As Adjusted EBTIDA within the third quarter. Traditional Print advertising revenue decreased 13.8% on an organic same store basis. Over the past five quarters, this trend has held stable, declining in a 12-14% range.

Digital revenue increased 31.3% on a reported basis from the prior year to $46.6 million, or grew 35.5% excluding the $1.5 million impact of ASC Topic 606.  UpCurve generated $25.5 million in revenue, an increase of 42.1% to the prior year on a reported basis. Excluding the $1.5 million impact of ASC Topic 606, UpCurve performance increased 50.6% to the prior year.

Circulation revenue declined 1.8% on an organic same store basis, a 30bps improvement over the second quarter. Our digital-only subscription base grew to 132,000. Excluding the 32,200 acquired digital subscribers in 2018, our growth in this category was strong at 34.1%. Commercial Print, Distribution and Events revenue increased 6.3% to the prior year on an organic same store basis, with GateHouse Live and third party commercial printing wins all contributing to this growth.

Operating income was $2.6 million and Net loss attributable to New Media was $6.1 million.

As Adjusted EBITDA and Free Cash Flow were $44.1 million and $31.0 million, respectively.

Third Quarter 2018 Dividend
New Media’s Board of Directors declared a third quarter 2018 cash dividend of $0.38 per share of common stock. The dividend is payable on November 20, 2018 to shareholders of record as of the close of business on November 12, 2018.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com, and the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call
New Media’s management will host a conference call on Wednesday, October 31, 2018 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Third Quarter Earnings Call” or access code “73796669.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, November 7, 2018 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “73796669.”

About New Media Investment Group Inc.
New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 145 daily publications.  As of September 30, 2018, New Media operates in over 555 markets across 37 states reaching over 23 million people on a weekly basis and serves over 221,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues
Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period.  The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business.  In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow
The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments.  The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries.  The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow
Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP.  New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

-	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and
-
Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis.  We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses.  We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term.  We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute on our business plan, the availability of future acquisitions and strategic opportunities, finding, pursuing and completing future acquisitions and strategic opportunities and the benefits associated with such opportunities, our ability to pay and continue to grow our dividend and deliver shareholder value, expected revenue trends, including expectations for revenue growth in our UpCurve and GateHouse Live businesses, expected impact from the recent hurricanes, expected fourth quarter and full year financial performance, and our ability to identify, implement, and realize expense savings.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues exceeding what we have seen in the past 12 months, economic conditions in the markets in which we operate, including natural disasters, tariffs and other factors affecting economic conditions generally, competition from other media companies, the possibility of insufficient interest in our digital and other businesses, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses.  These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained.  Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release.  For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements.  Such forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Ashley Higgins, Investor Relations
ir@newmediainv.com
(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	September 30, 2018	December 31, 2017

Assets
Current assets:
Cash and cash equivalents	$56,691	$43,056
Restricted cash	3,117	3,106
Accounts receivable, net of allowance for doubtful accounts of $7,218 and $5,998 at September 30, 2018 and December 31, 2017, respectively	149,874	151,692
Inventory	27,478	18,654
Prepaid expenses	25,915	23,378
Other current assets	18,709	23,311
Total current assets	281,784	263,197
Property, plant, and equipment, net of accumulated depreciation of $209,120 and $171,395 at September 30, 2018 and December 31, 2017, respectively	343,281	373,123
Goodwill	300,909	236,555
Intangible assets, net of accumulated amortization of $92,437 and $67,588 at September 30, 2018 and December 31, 2017, respectively	466,740	403,493
Other assets	8,886	7,178
Total assets	$1,401,600	$1,283,546

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$11,093	$2,716
Accounts payable	13,152	15,750
Accrued expenses	97,728	97,027
Deferred revenue	103,449	88,164
Total current liabilities	225,422	203,657
Long-term liabilities:
Long-term debt	396,569	357,195
Deferred income taxes	9,928	8,080
Pension and other postretirement benefit obligations	23,557	25,462
Other long-term liabilities	16,290	14,759
Total liabilities	671,766	609,153
Redeemable noncontrolling interest	2,385	-
Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 60,498,451 shares issued and 60,297,040 shares outstanding at September 30, 2018; 53,367,853 shares issued and 53,226,881 shares outstanding at December 31, 2017	605	534
Additional paid-in capital	738,881	683,168
Accumulated other comprehensive loss	(5,663)	(5,461)
Accumulated deficit	(4,509)	(2,767)
Treasury stock, at cost, 201,411 and 140,972 shares at September 30, 2018 and December 31, 2017, respectively	(1,865)	(1,081)
Total stockholders' equity	727,449	674,393
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,401,600	$1,283,546

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIZE (LOSS) INCOME (UNAUDITED)
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017

Revenues:
Advertising	$176,461	$159,481	$527,329	$482,427
Circulation	145,934	112,792	420,461	334,160
Commercial printing and other	58,024	44,903	162,196	130,986
Total revenues	380,419	317,176	1,109,986	947,573
Operating costs and expenses:
Operating costs	220,771	177,724	634,935	532,535
Selling, general, and administrative	121,871	106,967	367,526	319,831
Depreciation and amortization	25,094	18,257	64,276	54,621
Integration and reorganization costs	9,064	2,210	13,243	6,817
Impairment of long-lived assets	1,121	-	1,121	6,485
Goodwill and mastheads impairment	-	-	-	27,448
Net (gain) loss on sale or disposal of assets	(72)	686	(4,051)	(1,860)
Operating income	2,570	11,332	32,936	1,696
Interest expense	9,115	7,848	26,466	22,283
Loss on early extinguishment of debt	-	4,767	-	4,767
Other income	(433)	(246)	(1,290)	(568)
(Loss) income before income taxes	(6,112)	(1,037)	7,760	(24,786)
Income tax (benefit) expense	(239)	934	2,591	2,557
Net (loss) income	(5,873)	(1,971)	5,169	(27,343)
Net income attributable to redeemable noncontrolling interest	232	-	232	-
Net (loss) income attributable to New Media	$(6,105)	$(1,971)	$4,937	$(27,343)

(Loss) income per share:
Basic:
Net (loss) income attributable to New Media	$(0.10)	$(0.04)	$0.09	$(0.52)
Diluted:
Net (loss) income attributable to New Media	$(0.10)	$(0.04)	$0.09	$(0.52)

Dividends declared per share	$0.37	$0.35	$1.11	$1.05

Comprehensive (loss) income	$(5,940)	$(1,944)	$4,967	$(27,260)

Comprehensive income attributable to redeemable noncontrolling interest	232	-	232	-
Comprehensive (loss) income attributable to New Media	$(6,172)	$(1,944)	$4,735	$(27,260)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES
CONSENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine months ended
	September 30, 2018	September 24, 2017

Cash flows from operating activities:
Net income (loss)	$5,169	$(27,343)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	64,276	54,621
Non-cash compensation expense	2,499	2,364
Non-cash interest expense	1,594	1,710
Deferred income taxes	1,848	1,987
Net gain on sale or disposal of assets	(4,051)	(1,860)
Non-cash charge to investments	-	250
Non-cash loss on early extinguishment of debt	-	2,344
Impairment of long-lived assets	1,121	6,485
Goodwill and mastheads impairment	-	27,448
Pension and other postretirement benefit obligations	(2,161)	(1,803)
Changes in assets and liabilities:
Accounts receivable, net	16,961	16,806
Inventory	(6,967)	373
Prepaid expenses	(4)	(2,666)
Other assets	4,416	(1,479)
Accounts payable	(4,500)	5,382
Accrued expenses	(5,300)	(2,989)
Deferred revenue	(4,372)	(2,318)
Other long-term liabilities	1,454	1,456
Net cash provided by operating activities	71,983	80,768
Cash flows from investing activities:
Acquisitions, net of cash acquired	(155,166)	(41,700)
Purchases of property, plant, and equipment	(8,029)	(7,206)
Proceeds from sale of publications, real estate and other assets	13,175	14,669
Net cash used in investing activities	(150,020)	(34,237)
Cash flows from financing activities:
Borrowings under term loans	49,750	20,000
Payment of debt issuance costs	(500)	(3,470)
Repayments under term loans	(3,093)	(12,632)
Payment of offering costs	(369)	(431)
Issuance of common stock, net of underwriters' discount	111,099	-
Purchase of treasury stock	(784)	(656)
Repurchase of common stock	-	(5,001)
Payments of dividends	(64,420)	(56,046)
Net cash provided by (used in) financing activities	91,683	(58,236)
Net increase (decrease) in cash, cash equivalents and restricted cash	13,646	(11,705)
Cash, cash equivalents and restricted cash at beginning of period	46,162	175,652
Cash, cash equivalents and restricted cash at end of period	$59,808	$163,947

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES
AS ADJUSTED EBITDA AND FREE CASH FLOW
(In thousands, except share data)

	Three months ended		Nine months ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017

Net (loss) income	$(5,873)	$(1,971)	$5,169	$(27,343)
Income tax (benefit) expense	(239)	934	2,591	2,557
Interest expense	9,115	7,848	26,466	22,283
Impairment of long-lived assets	1,121	-	1,121	6,485
Loss on early extinguishment of debt	-	4,767	-	4,767
Goodwill and mastheads impairment	-	-	-	27,448
Depreciation and amortization	25,094	18,257	64,276	54,621
Adjusted EBITDA from continuing operations	29,218	29,835	99,623	90,818
Non-cash compensation and other expense	5,922	4,393	16,594	11,316
Integration and reorganization costs	9,064	2,210	13,243	6,817
Net (gain) loss on sale or disposal of assets	(72)	686	(4,051)	(1,860)
As Adjusted EBITDA	44,132	37,124	125,409	107,091
Interest Paid(1)	(8,697)	(6,896)	(25,030)	(13,170)
Net capital expenditures	(2,988)	(2,382)	(8,029)	(4,824)
Pension payments	(1,177)	(926)	(2,161)	(877)
Cash taxes(2)	(243)	387	(942)	(236)
Free Cash Flow	31,027	27,307	89,247	87,984
Basic weighted average shares outstanding	59,919,246	52,868,745	57,377,682	53,058,341
Diluted weighted average shares outstanding	59,919,246	52,868,745	57,711,423	53,058,341

(1)	Average interest paid for the three and nine month period, respectively.
(2)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES
SAME STORE AND ORGANIC SAME STORE REVENUES
(In thousands)

	Three months ended		Nine months ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017

Total revenues from continuing operations	$380,419	$317,176	$1,109,986	$947,573
Revenue adjustment for material acquisitions	-	-	-	-
Same Store Revenues	380,419	317,176	1,109,986	947,573
Tuck-in Acquisitions(1)	(79,943)	-	(215,737)	(4,416)
Organic Same Store Revenues(2)	$300,476	$317,176	$894,249	$943,157

(1)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.
(2)
Revenue recognized during the three months ended September 30, 2018 was impacted by $1,514 as a result of applying ASC Topic 606. For comparison purposes to the prior year quarter, removing the impact of the revenue recognized from ASC Topic 606 would have resulted in an Organic Same Store Revenues decline of 4.8%.